                            STOCK PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 22, 1994

                                  BY AND AMONG

                          PULITZER PUBLISHING COMPANY,

                          AMERICAN PUBLISHING COMPANY

                                      AND

                       AMERICAN PUBLISHING HOLDINGS INC.

                            STOCK PURCHASE AGREEMENT

                               Table of Contents



                          Section                                                                          Page
                          -------                                                                          ----
1.       Sale and Purchase of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       Adjustments to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

3.       Effective Time; Closing Date; Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . .    4

4.       Representations and Warranties of Pulitzer . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

5.       Representations and Warranties of AMPC and Buyer . . . . . . . . . . . . . . . . . . . . . . . .   26

6.       Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

7.       Covenants of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

8.       Conditions to the Obligations of Pulitzer to Effect the
           Transactions Contemplated Hereby . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

9.       Conditions to the Obligations of AMPC and Buyer to
           Effect the Transactions Contemplated Hereby  . . . . . . . . . . . . . . . . . . . . . . . . .   35

10.      Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

11.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

12.      Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44


         LIST OF EXHIBITS AND SCHEDULES
         ------------------------------

Exhibit A  --                Pre-Closing Statement
Exhibit B  --                Form of Opinion of Kirkpatrick & Lockhart
Exhibit C  --                Form of Opinion of Fulbright & Jaworski L.L.P.
Exhibit D  --                Purchase Price Allocation

Schedule 4(e)(ii)            --          Real Property
Schedule 4(e)(iii)           --          Tangible Personal Property
Schedule 4(e)(iv)            --          Leases
Schedule 4(e)(v)             --          Permitted Encumbrances
Schedule 4(f)(i)             --          Financial Statements
Schedule 4(f)(ii)            --          Undisclosed Liabilities
Schedule 4(g)                --          Subsequent Changes
Schedule 4(h)                --          Contracts
Schedule 4(j)                --          Accounts Receivable
Schedule 4(k)                --          Intellectual Property
Schedule 4(l)(i)             --          Taxes
Schedule 4(l)(ii)            --          Taxes
Schedule 4(l)(v)             --          Taxes
Schedule 4(m)                --          Litigation
Schedule 4(n)(i)             --          Benefit Plans
Schedule 4(n)(iv)            --          Company Plans Qualified Under I.R.C.
                                         Section 401(a)
Schedule 4(n)(vi)            --          Defined Benefit Plans
Schedule 4(n)(vii)           --          Terminated Defined Benefit Plans
Schedule 4(n)(xi)            --          "Welfare-Type" Plans
Schedule 4(o)                --          Consents and Approvals
Schedule 4(p)                --          Licenses, Permits
Schedule 4(r)                --          Guarantees
Schedule 4(s)                --          Bank Accounts
Schedule 4(t)(i)             --          Corporate and Personnel Data
Schedule 4(t)(ii)            --          Employment Agreements
Schedule 4(t)(iii)           --          Independent Contractor Agreements
Schedule 4(u)                --          Compliance with Laws
Schedule 4(v)(i)             --          Environmental Matters
Schedule 4(v)(ii)            --          Environmental Matters
Schedule 4(v)(iii)           --          Environmental Matters
Schedule 4(v)(iv)            --          Environmental Matters
Schedule 4(v)(v)             --          Environmental Matters
Schedule 4(v)(vi)            --          Environmental Matters
Schedule 4(v)(vii)           --          Environmental Matters
Schedule 4(v)(viii)          --          Environmental Matters
Schedule 4(v)(ix)            --          Environmental Matters
Schedule 4(v)(x)             --          Environmental Matters
Schedule 4(v)(xi)            --          Environmental Matters
Schedule 4(v)(xii)           --          Environmental Matters
Schedule 4(w)                --          Circulation
Schedule 4(x)                --          WARN Matters

         INDEX OF DEFINED TERMS
         ----------------------




DEFINED TERMS                            SECTION IN
- -------------                            -----------
                                         WHICH DEFINED
                                         -------------
ACM                                      4(v)(iv)
Accounting Arbitrator                    2(d)
Affiliate                                7(c)(i)
Agreement                                Recitals
AMPC                                     Recitals
Annual Reports                           4(w)(ii)
Assets                                   4(e)(i)
Base Purchase Price                      1(a)
Benefit Plan                             4(n)(i)
Benefit Plans                            4(n)(i)
Business                                 Recitals
Buyer                                    Recitals
Buyer's Damages                          11(b)
CERCLA                                   4(v)(viii)(A)
Chicago Metropolitan Area                7(c)(i)
Closing                                  3(a)
Closing Date                             3(a)
Company                                  Recitals
Company Plan                             4(n)(i)
Company Plans                            4(n)(i)
Contract                                 4(h)
Current Assets of the Company            2(b)
Current Liabilities of the Company       2(b)
Defined Benefit Plan                     4(n)(vi)
DOL                                      4(n)(iii)
Draft Post-Closing Statement             2(c)
Effective Time                           2(c)
Encumbrances                             4(e)(i)
Entity                                   7(c)(ii)
Environmental Law                        4(v)(i)
ERISA                                    4(n)(i)
Exon-Florio Act                          5(b)
Final Adjustment                         1(c)
Financial Statements                     4(f)
GAAP                                     2(c)
Governmental Approvals                   4(v)(i)
Governmental Authority                   4(v)(i)
Governmental Filings                     4(v)(i)
HSR Act                                  4(o)
Indemnified Party                        11(d)
Indemnifying Party                       11(d)
Intellectual Property                    4(k)

Interim Payment                          2(d)
IRS                                      4(n)(iii)
Net Pension Liability                    2(b)
Net Working Capital                      2(b)
New 401(k) Plan                          7(f)
Newspaper                                Recitals
Newspapers                               Recitals
Participating Employees                  7(f)
PBGC                                     4(n)(iii)
PCBs                                     4(v)(iv)
Permitted Encumbrances                   4(e)(v)
Post-Closing Statement                   2(c)
Post-Dispatch                            2(b)
Post-Dispatch Receivables                2(b)
Pre-Closing Statement                    2(a)
Preliminary Adjustment                   1(b)
Pulitzer                                 Recitals
Pulitzer's 401(k) Plan                   7(f)
Purchase Price                           1
Qualified Plan                           4(n)(iv)
Real Property                            4(e)(ii)
Regulated Materials                      4(v)(vi)
Release                                  4(v)(vii)
Restricted Activities                    7(c)(i)
Seller's Damages                         11(c)
Selling Group                            4(1)(v)
Shares                                   Recitals
Storage Tanks                            4(v)(v)
Subsequent Loss                          10(e)
Tax Audit                                10(h)
Tax                                      4(1)(i)
Taxes                                    4(1)(i)
Tax Return                               4(1)(i)
Tax Returns                              4(1)(i)
Tax Code                                 4(1)(iii)
TRA '86                                  4(n)(xiv)
Transaction Costs                        12(b)
USWA Pension Plan                        2(b)
WARN Act                                 4(x)

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of this 22nd day of December, 1994, by and among Pulitzer Publishing Company, a Delaware corporation ("PULITZER"), American Publishing Company, a Delaware corporation ("AMPC"), and American Publishing Holdings Inc., a Delaware corporation (the "BUYER"),

                                  WITNESSETH:

     WHEREAS, Pulitzer owns all of the issued and outstanding capital stock of Pulitzer Community Newspapers, Inc., a Delaware corporation (the "COMPANY"), consisting of one hundred (100) shares of common stock (the "SHARES");

     WHEREAS, the Company owns and operates a commercial printing business in the Chicago metropolitan area and, in connection therewith, owns and publishes the Daily Southtown, a daily newspaper, and the News Marketer, a shopper publication (collectively, the "NEWSPAPERS" and individually, a "NEWSPAPER") (the Newspapers and such commercial printing operations are sometimes hereinafter referred to collectively as the "BUSINESS");

     WHEREAS, AMPC owns all of the issued and outstanding capital stock of Buyer; and

     WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Pulitzer, and Pulitzer desires to sell to Buyer, the Shares.


     NOW, THEREFORE, in consideration of the premises and the respective covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:


1.          Sale and Purchase of the Shares.

     Subject to the terms and conditions hereof, Pulitzer will sell, transfer and deliver to Buyer at Closing (as defined in Section 3(a) hereof) the Shares, and Buyer will purchase the Shares, free and clear of all security interests, liens, claims, encumbrances, pledges, agreements (other than this Agreement), rights of first refusal and options of any kind or nature whatsoever, for an aggregate cash purchase price (the "PURCHASE PRICE") equal to:

     (a) Twenty-Seven Million Six Hundred Fifty Thousand Dollars ($27,650,000) (the "BASE PURCHASE PRICE"); plus

     (b) Four Million Two Hundred Twelve Thousand Two Hundred Thirty-Six Dollars ($4,212,236), equal to the amount of Net Working Capital reflected on the Pre-Closing Statement prepared pursuant to Sections 2(a) and 2(b) hereof (the "PRELIMINARY ADJUSTMENT"); and plus or minus

     (c) the amount of any post-closing adjustment (the "FINAL ADJUSTMENT") pursuant to Section 2(e) hereof.

     The Base Purchase Price plus the Preliminary Adjustment will be paid in full to Pulitzer by Buyer at the Closing by wire transfer in immediately available funds to a bank account to be designated in writing by Pulitzer. Any Final Adjustment to the Base Purchase Price will be payable as set forth in
Section 2(e) hereof.


2.          Adjustments to Purchase Price.

     (a) Pulitzer has prepared a written statement of the Net Working Capital of the Company as of November 27, 1994 (the "Pre-Closing Statement"), a copy of which is attached hereto as Exhibit A. The Pre-Closing Statement illustrates the pro forma effect of the transactions contemplated in
Section 7(b) hereof, as if such transactions had been effected as of November 27, 1994. The parties have agreed to use the amount of Net Working Capital reflected on the Pre-Closing Statement as the amount of the Preliminary Adjustment.

     (b) For purposes hereof, "NET WORKING CAPITAL" shall be defined as the difference between (i) the Current Assets of the Company and (ii) the Current Liabilities of the Company (as such terms are hereinafter defined).
For purposes hereof, "CURRENT ASSETS OF THE COMPANY" shall mean the sum of
(A) cash, (B) accounts receivable other than the Post-Dispatch Receivables (as hereinafter defined), (C) newsprint inventory reflected at the Company's actual cost thereof (giving effect to all the discounts received by the Company or Pulitzer with respect thereto), (D) prepaid postage, prepaid rents, prepaid maintenance agreements, and prepaid supplies and sports tickets of the Company, and (E) accounts receivable owed by Pulitzer or the ST. LOUIS POST-DISPATCH (the "POST-DISPATCH") to the Company with respect to printing services provided by the Company to the Post-Dispatch, without reduction for an allowance for collectibility (the "POST-DISPATCH RECEIVABLES"); and "CURRENT LIABILITIES OF THE COMPANY" shall mean the sum of (F) trade accounts payable, (G) payroll taxes accrued and withheld, (H) accrued salaries, (I) accrued vacations, (J) deferred subscription revenue, and (K) the difference between the aggregate market value of the assets held by the Retirement Plan for Bargaining Employees of Pulitzer Community Newspapers, Inc., as amended and restated effective April 1, 1989 (the "USWA Pension Plan") and the present value of the aggregate accumulated benefit obligation to participants in the USWA Pension Plan, determined on the basis of the Company's valuation dated as of January 1, 1994 previously furnished to AMPC (the "Net Pension Liability").

     (c) As soon as practicable after Closing, the parties shall prepare a statement (the "Draft Post-Closing Statement" and, as finally determined as herein provided, the "Post-Closing Statement") of the Net Working Capital of the Company effective as of 11:59 p.m., Central Standard Time (the "Effective Time"), on December 22, 1994. The amounts of the various components of Net Working Capital as of such time and date will be fairly presented on the Draft Post-Closing Statement in accordance with generally accepted accounting principles ("GAAP") applied consistently with the Company's historical practices and, in particular but without limitation, will include all adjustments (including adjustments normally made at year-end) necessary to present fairly the Net Working Capital of the Company as at such time and date.

     (d) The parties shall use reasonable efforts during a period of sixty (60) days after the date of delivery of the Draft Post-Closing Statement to amicably resolve any disagreements or objections they may have with respect to the Draft Post-Closing Statement. If the parties resolve all such disagreements they shall jointly prepare the Post-Closing Statement. If the parties resolve some, but not all, of such disagreements, payment (hereinafter an "Interim Payment") shall be made, as appropriate, to effect any agreements (including partial agreements) so reached between the parties regarding the Final Adjustment, and any matters remaining in controversy shall be referred, for final, binding and conclusive resolution, to Price Waterhouse LLP (the "Accounting Arbitrator"). If Price Waterhouse LLP is not willing to serve as the Accounting Arbitrator on the terms herein provided, Pulitzer and AMPC shall select another mutually-agreeable nationally recognized firm of certified public accountants to serve as the Accounting Arbitrator, and the firm so selected shall, for all purposes hereunder, be deemed to be the Accounting Arbitrator. The Accounting Arbitrator shall be directed to, and shall agree to, render a decision, in writing, to each of Pulitzer and AMPC within thirty
(30) days of the selection of the Accounting Arbitrator, and the Post-Closing Statement, as determined by the Accounting Arbitrator, shall be, for all purposes, the Post-Closing Statement hereunder.

     (e) In the event that the aggregate amount of Net Working Capital reflected on the Post-Closing Statement exceeds the amount reflected on the Pre-Closing Statement, Buyer shall pay to Pulitzer the amount of any such excess. In the event that the aggregate amount of Net Working Capital reflected on the Post-Closing Statement is less than the amount reflected on the Pre-Closing Statement, Pulitzer shall pay to Buyer the amount of any such deficiency. The aggregate amount of any Interim Payments shall be taken into account in determining the amount of any such payments. Buyer or Pulitzer shall promptly make any payments provided for in Sections 2(d) and 2(e) hereof by wire transfer of funds.


3.          Effective Time; Closing Date; Deliveries at the Closing.

     (a) The sale and purchase of the Shares (the "Closing") will be effective as of the Effective Time on December 22, 1994 (the "Closing Date"). The Closing will take place at the offices of Mayer, Brown & Platt, 190 South La Salle Street, Chicago, Illinois.

     (b) At Closing, Pulitzer will deliver the stock certificate representing the Shares, with any necessary stock transfer tax stamps affixed thereto, accompanied by a stock power duly executed in blank with signature guaranteed by a bank or member of the New York Stock Exchange, Inc., and any other documents necessary to transfer to Buyer title to the Shares as provided in Section 1 and otherwise herein, against payment by Buyer of the Base Purchase Price, plus the Preliminary Adjustment, to Pulitzer as provided in
Section 1 hereof.


4.          Representations and Warranties of Pulitzer.

     Pulitzer hereby represents and warrants to each of AMPC and Buyer as follows:

     (a) Capital Stock. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, par value $100.00 per share, of which one hundred (100) shares are issued and outstanding and are held of record and owned beneficially solely by Pulitzer. The Shares constitute all of the issued and outstanding capital stock of the Company, and all such shares are validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, agreements (other than this Agreement), options, warrants, calls or other commitments, rights (including conversion rights) or privileges (whether preemptive or contractual) pursuant to which the Company is or may become obligated to issue, sell or transfer any shares of its capital stock or any debt security of the Company or any other security convertible into or evidencing the right to subscribe for any shares of the Company's capital stock or any debt security of the Company. There are no shareholder or voting trust agreements, rights of first refusal, options to purchase or restrictions upon transfer or alienability of or with respect to the capital stock of the Company, or any other similar agreement (other than this Agreement) or understanding otherwise affecting the Shares.

     (b) Title to the Shares. Pulitzer has good, marketable and unencumbered title to the Shares, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements (other than this Agreement), rights of first refusal and options of any kind or nature whatsoever, and has full right and authority to transfer and deliver the Shares to Buyer as contemplated hereby. Upon consummation of the transactions contemplated hereby, Pulitzer will have transferred to Buyer good, marketable and unencumbered title to the Shares, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements (other than this Agreement), rights of first refusal and options of any kind or nature whatsoever.

     (c) Due Incorporation; Authority Concerning this Agreement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business and operations as presently conducted by it, and to own, lease and operate the Assets (as defined in Section 4(e) hereof). The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business and operations makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on the business, operations, financial condition or prospects of the Company. Pulitzer has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents referred to herein, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other transaction documents referred to herein, the performance of Pulitzer's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Pulitzer. This Agreement and the other transaction documents delivered hereunder have been duly and validly executed and delivered by Pulitzer, and the Agreement constitutes the legal, valid and binding agreement of Pulitzer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the possibility that the remedies of specific performance or injunctive or other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, together with all amendments thereto, have been delivered to AMPC.

     (d) Subsidiaries. The Company does not own securities representing or convertible into more than 5% of the outstanding capital stock of any corporation or more than 5% of the equity interest in any partnership or other entity.

     (e)         Title to and Condition of Assets; Leases.

            (i) Except for (A) the Permitted Encumbrances (as hereinafter defined), (B) the real property leases described in Section 4(e)(ii) hereof, (C) personal property leases, and (D) computer software licensed for use by the Company, the Company owns good, marketable and unencumbered title, free and clear of any lien, security interest, mortgage, encumbrance, claim, agreement, title defect, charge, assessment, encroachment, restriction or burden of any kind or nature whatsoever (individually or collectively, the "ENCUMBRANCES"), to all of the tangible and intangible assets used in or held for use in the business and operations of the Company as now being conducted (collectively, the "ASSETS").

            (ii) All real property owned or leased by the Company (the "REAL PROPERTY") is listed and described on Schedule 4(e)(ii) attached hereto. Except as described in Schedule 4(e)(ii) there are no leases, subleases, tenancies or other rights of occupancy affecting all or any part of the Real Property owned by the Company. All buildings and improvements on the Real Property owned by the Company comply in all material respects with all applicable ordinances, regulations and zoning or other laws and do not encroach upon or over any other parcel of real estate or any easement or right of way or building line except as disclosed in the surveys of the Real Property owned by the Company furnished by Pulitzer to AMPC and identified on Schedule 4(e)(ii) attached hereto. As of the date hereof, there are no restrictive covenants which in any material way restrict or prohibit the use of the lands, buildings or other improvements included with the Real Property owned by the Company. As of the date hereof, to the best of

     Pulitzer's knowledge, there are no (A) ordinances, regulations or zoning or other laws which in any material way restrict or prohibit the use of the lands, buildings or improvements included with the Real Property owned by the Company for their current uses, (B) pending or threatened changes of any ordinance, regulation or zoning or other law affecting the Real Property, or (C) pending or threatened condemnation of any of the Real Property owned by the Company. All improvements, structures, and fixtures on the Real Property owned by the Company are in good condition and repair and fit for their current use, subject only to normal wear and tear taking into account the age of the particular item, and are adequate to conduct the business and operations of the Business as they are now being conducted.

            (iii) Schedule 4(e)(iii) attached hereto describes (A) all material items of tangible personal property owned by the Company and (B) all material leases of personal property of the Company. All material machinery and equipment owned or leased by the Company and used currently in the operations of the Company conform in all material respects to all applicable ordinances, regulations and zoning or other laws. Except as described in Schedule 4(e)(iii), all items of tangible personal property listed on such Schedule are in good operating condition and repair, subject only to normal wear and tear taking into account the age of the particular item, and are adequate to conduct the business and operations of the Business as they are now being conducted.

            (iv) Pulitzer has delivered to AMPC complete and correct copies of all written leases relating to real or personal property listed on Schedules 4(e)(ii) and 4(e)(iii) hereof and, except as described in
     Schedule 4(e)(iv), all such leases are in full force and effect, no event of default has been declared thereunder that remains uncured and, to the best of Pulitzer's knowledge, no basis for any default exists.

            (v) For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) all liens, encumbrances, mortgages, security interests, claims, agreements, title defects, charges, assessments, encroachments, covenants, conditions, restrictions, easements and other exceptions to title which (A) are set forth on the marked title commitments issued by Chicago Title Insurance Company in connection with Closing on the Real Property owned by the Company or (B) do not materially impair the value or use of the Assets in connection with the operations or businesses of any of the Newspapers or the Company; (ii) liens for current taxes not yet due; and (iii) mechanic's liens, landlord liens and other statutory liens arising in the ordinary course of business which are not due and payable or, in the case of liens identified on Schedule 4(e)(v), are being contested in good faith by appropriate proceedings which suspend the enforcement thereof against the Real Property subject thereto.

     (f)         Financial Statements; Undisclosed Liabilities.

            (i) The unaudited balance sheets of the Company as at December 26, 1993 and November 27, 1994 and the related unaudited statements of income for the twelve- and eleven-month periods then ended previously delivered to AMPC and annexed to Schedule 4(f)(i) attached hereto (collectively, the "FINANCIAL STATEMENTS"), present fairly in all material respects the financial position of the Company as at the dates indicated and the results of operations for the periods indicated in accordance with GAAP applied consistently with past practice, except that the Financial Statements do not contain any footnote disclosures thereto and the interim financial statements do not reflect normally recurring year-end adjustments and except as otherwise set forth on
     Schedule 4(f)(i). The Financial Statements are based upon the information contained in the books and records of the Company.

            (ii) Except as set forth in Schedule 4(f)(ii) attached hereto, as of the dates indicated, the Company had no debt or liability, whether accrued, absolute, contingent or otherwise, not reflected or reserved against in the Financial Statements.

     (g) Absence of Certain Changes or Events. Since November 27, 1994, the Company has conducted its business and operations only in the ordinary course of business in substantially the same manner as heretofore conducted. Except as set forth in Schedule 4(g) attached hereto or as specifically contemplated by Section 7(b) hereof, since November 27, 1994 there has not been:

            (i) any material adverse change in the business, financial condition, operations or prospects of the Company or the Business;

            (ii) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting the business, operations, financial condition or prospects of the Company or the Business;

            (iii) any material increase in the rate or terms of compensation payable or to become payable to employees of the Company, except increases occurring in accordance with customary practices or in accordance with existing collective bargaining or employment agreements, or any material modification in employee benefits, or any borrowing of money from the Company by any employee of the Company (other than routine travel and similar advances) in excess of $2,000;

            (iv) any waiver by the Company or Pulitzer with respect to the Company or the Business of any rights or claims having value, except rights or claims not in excess of $10,000 or that were waived in the ordinary course of business and consistent with past practice;

            (v) any failure to collect the accounts receivable or to pay the accounts payable and other current liabilities of the Company in any manner other than consistent with past practice;

            (vi) any sale, assignment, lease, transfer or other disposition, or the execution of any agreement for the sale, assignment, lease, transfer or other disposition, of any material Assets, except in the ordinary course of business and consistent with past practice;

            (vii) any change by the Company in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

            (viii) any borrowing of money, including any increase or extension of purchase money credit by the Company or any increase in the liabilities of the Company from those reflected in the Financial Statements, other than current liabilities incurred in the ordinary course of business and consistent with past practice;

            (ix) any intercompany transaction with Pulitzer or with any officer or director or with any other subsidiary or operating unit or affiliate of Pulitzer or the Company, other than in the ordinary course of business and consistent with past practice;

            (x) any settlement of any tax claim against the Company or any litigation (net of applicable insurance proceeds) in excess of $5,000 individually or $10,000 in the aggregate;

            (xi) any declaration or payment of any dividend or other distribution on or with respect to, or any redemption or purchase or other acquisition of, the capital stock of the Company; or

            (xii) any agreement, arrangement or understanding, whether oral or written, to do any of the foregoing matters listed in clauses (i) through (xi) inclusive.

     (h) Contracts. For purposes of this Section_4(h), "Contract" means any unexpired agreement, arrangement, commitment, instrument, understanding or contract in writing to which the Company, either of the Newspapers or Pulitzer with respect to the Company or the Business is a party or is bound. Schedule 4(h) lists all Contracts (i) to which the Company, the Business, the Newspapers or Pulitzer with respect to the Company or the Business is a party or is bound, (ii) which may not be terminated by the Company with less than thirty-two (32) days notice without obligation being incurred by the Company, and (iii) which:

            (A)        arise outside of the ordinary course of business;

            (B) provide for the purchase by the Company of any materials, supplies, equipment or services in excess of $25,000 per year;

            (C) provide for the sale by the Company of any printing or advertising service in excess of $25,000;

            (D) provide for the purchase or improvement of any fixed or capital assets in excess of $10,000 as to any individual item;

            (E) provide for the sale of any fixed or capital assets after November 27, 1994 in excess of $5,000 as to any individual item; or

            (F) provide for trade, barter and similar arrangements for the sale of printing, advertising, publication or any other service in exchange for consideration other than cash in excess of $30,000.

True and complete copies of all written Contracts listed in Schedule 4(h) have been delivered to AMPC. Neither Pulitzer nor the Company nor, to the best knowledge of Pulitzer, any other party to any of such Contracts is (with or without the lapse of time or the giving of notice, or both) in material violation thereof or in material default thereunder. To the best of Pulitzer's knowledge, none of the Company, the Business or the

Newspapers is a party to any oral contract which arises outside the ordinary course of business.

     (i) Inventory. The inventory reflected in the Financial Statements is sufficient and adequate for, but is not in excess of the level appropriate to, the customary conduct of the Business and operations of the Business as previously conducted.

     (j)         Accounts Receivable.  Except as otherwise set forth in
Schedule 4(j) attached hereto, all accounts receivable of the Company have arisen in the ordinary course of business and have been reflected in the Financial Statements in accordance with GAAP.

     (k) Intellectual Property. Schedule 4(k) attached hereto describes all of the registered trademarks and trade names, fictitious name filings and applications therefor, and permits, licenses or governmental authorizations to use the names Daily Southtown and News Marketer, owned, used or employed by the Company or the Business (hereinafter referred to collectively as the "Intellectual Property"). Except as otherwise described in
Schedule 4(k), the Company owns adequate and enforceable rights (within the respective geographic areas where products and services of the Company, the Business and the Newspapers are currently marketed, sold or distributed) to, and property interests in, the Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. No claim, suit or action is pending, or, to the best of Pulitzer's knowledge, threatened, alleging that the Company, either of the Newspapers or Pulitzer with respect to the Company or the Newspapers is infringing upon the intangible property rights of others, or that the Company's or the Newspapers' use of the Intellectual Property infringes or conflicts with the rights of others.

     (l)         Taxes.

            (i) The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all returns, declarations, reports, claims for refund, or information returns or statements, including any schedules or attachments thereto, and including any amendments thereof (individually, a "TAX RETURN" and collectively, the "TAX RETURNS"), relating to any federal, state, local or foreign taxes of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not (individually, a "TAX" and collectively, the "TAXES"), that were or are required to be filed by it prior to or on the Closing Date, pursuant to the laws of those governmental authorities with taxing power over it. The Company has paid, or made provision for the payment of, all Taxes that have or may become due as shown on said Tax Returns or pursuant to any assessment received as an adjustment of such Tax Returns, except such Taxes, if any, as are being contested in good faith and such accrued and unpaid Taxes, if any, for which appropriate accruals are reflected in the Financial Statements. Except as set forth on Schedule 4(l)(i) attached hereto, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Pulitzer's knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (ii) Except as set forth on Schedule 4(l)(ii), to the best of Pulitzer's knowledge, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Tax Code.

            (iv) The Company is not a party to any income Tax allocation or sharing agreement (other than this Agreement).

            (v) Except as set forth on Schedule 4(l)(v) attached hereto, there is no pending and, to the best of Pulitzer's knowledge, there is no threatened or anticipated assessment of additional federal income Taxes against any member of Pulitzer's affiliated group of corporations within the meaning of Section 1504(a) of the Tax Code (the "Selling Group") for any taxable period during which the Company (or any predecessor company) was a member of the Selling Group. No member of the Selling Group has waived any statute of limitations in respect of any federal income Taxes or agreed to any extension of time with respect to a federal income Tax assessment or deficiency for any taxable period during which the Company was a member of the Selling Group.

     (m) Litigation. Except as set forth in Schedule 4(m) attached hereto, there are no pending claims, actions, suits, proceedings or investigations against or affecting the Company, the Business or Pulitzer with respect to the Company or the Business at law or in equity or before or by any court or foreign, Federal, state, local or other governmental department, commission, board, agency or instrumentality which could result in or cause a material adverse effect upon the Company or the Business (without taking into account any applicable insurance coverage) and, to the best of Pulitzer's knowledge, no such matter is threatened. Neither Pulitzer nor the Company is subject to any continuing court or administrative order, writ, injunction or decree applicable to any of the Company, the Business, the Assets, or, to the best of Pulitzer's knowledge, any of the employees of the Company, except garnishment and similar matters. All material information in the possession of Pulitzer or the Company relating to all matters listed in Schedule 4(m) has been delivered to AMPC.

     (n)         Employee Benefit Plans; ERISA.


            (i) Schedule 4(n)(i) attached hereto contains a complete and correct list of all Benefit Plans (as hereinafter defined) maintained or sponsored by the Company or with respect to which the Company has or may have liability under or is obligated to contribute to, or which otherwise covers any of the current or former employees of the Company or their beneficiaries, or as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder, whether or not funded and whether or not terminated (hereinafter individually referred to as a "COMPANY PLAN" and collectively referred to as the "COMPANY PLANS"). As used in this Agreement, the terms "BENEFIT PLAN" and "BENEFIT PLANS" shall mean all written and unwritten "employee benefit plans" within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1971, as amended ("ERISA"), and any profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other compensation or benefit plan, agreement, contract, policy, trust fund or arrangement.


            (ii) The Company has no obligations to contribute to or liability or potential liability, whether direct or indirect, under or with respect to any Benefit Plan of the type described in Section 4063 and 4064 of ERISA or Section 413(c) of the Tax Code.

            (iii) Each of the Company Plans, and all related trusts, insurance contracts and funds, have been created, maintained, funded and administered in all material respects in substantial compliance with all laws (including, without limitation, ERISA and the Tax Code), orders and government rules and regulations applicable thereto, and in substantial compliance with the plan document, trust agreement, insurance policy or other writing creating or forming a part of the same and the terms of any collective bargaining agreements applicable thereto. No reportable event (within the meaning of Section 4043 of ERISA) notice of which is not waived under the applicable regulations has occurred or is threatened to occur with respect to any Company Plan covered by Title IV of ERISA. All material reports and material disclosures relating to the Company Plans required to be filed with or delivered to governmental agencies, participants, or beneficiaries on or prior to the Closing Date have been or will be filed or delivered in a timely manner and in accordance with applicable law. Other than routine claims for benefits submitted by participants or beneficiaries, there is no litigation, legal action, investigation, claim, or proceeding pending or, to the best knowledge of Pulitzer, threatened against any Company Plan or against or affecting any fiduciary thereof or the assets of any trust or insurance contract thereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to the best knowledge of Pulitzer, there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or adversely affecting the Company Plans, any fiduciaries thereof or the assets of any trust, insurance contract or other funding instrument thereunder. Neither Pulitzer nor the Company has knowledge of or has received any written notice that any Company Plan is under audit or investigation by the Internal Revenue Service ("IRS"), the United States Department of Labor (the "DOL"), the Pension Benefit Guaranty Corporation (the "PBGC") or other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, fine or penalty which has not been satisfied.


            (iv) Schedule 4(n)(iv) attached hereto identifies each Company Plan that purports to be a qualified plan under Section 401(a) of the Tax Code and exempt from United States federal income tax under
     Section 501(a) of the Tax Code (a "QUALIFIED PLAN"). Each Qualified Plan has received a determination letter (or opinion or notification letter, if applicable) from the IRS that such plan is qualified under Section 401(a) of the Tax Code and exempt from federal income tax under Section 501(a) of the Tax Code. No determination, opinion or notification letter has been revoked nor has revocation been threatened, nor has any Qualified Plan been amended since the date of the most recent such letter in any way that would adversely affect the qualified status of such Qualified Plan or of any related trust or other funding instrument. Each Qualified Plan has been administered substantially according to its terms, and neither the Company, nor, to the best knowledge of Pulitzer, any fiduciary of any Qualified Plan, nor, to the best knowledge of Pulitzer, any agent of any of the foregoing has done anything which would adversely affect the qualified status of a Qualified Plan or of any related trust or other funding instrument.


            (v) Each of the Company and Pulitzer has made full and timely payment in all material respects of all amounts which are required under the terms of each Company Plan and any related trust or other funding instrument or collective bargaining agreement or which are otherwise required by law to be paid as a contribution to each such Company Plan with respect to all periods through the Closing Date. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Tax Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan and no excise tax or other taxes are due or owing because of any failure to comply with the minimum funding standards of the Tax Code and ERISA with respect to any of such Company Plans.


            (vi) Schedule 4(n)(vi) attached hereto identifies each Company Plan that is a defined benefit plan as defined in Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). No amendments or other modifications to such Defined Benefit Plans described in the preceding sentence or to such Defined Benefit Plans' actuarial assumptions were adopted since the date as of which the Defined Benefit Plans' most recent actuarial report as set forth in the preceding sentence was prepared.


            (vii) No Company Plan that is a Defined Benefit Plan has been terminated or partially terminated within the last five (5) years, except as set forth on Schedule 4(n)(vii) attached hereto. Each Defined Benefit Plan listed as terminated on Schedule 4(n)(vii) has met the requirements for standard termination of single-employer plans contained in Section 4041(b) of ERISA. The PBGC has not instituted proceedings to terminate any Company Plan nor, to the best knowledge of Pulitzer, do conditions currently exist which could give rise to a termination proceeding brought by the

     PBGC with regard to any such plan. No notice of intent to terminate has been filed and no amendment has been adopted to treat any Company Plan as terminated or otherwise cause any Company Plan to incur or reasonably expect to incur any liability under Title IV of ERISA (other than for premiums due to the PBGC, all of which have been timely paid). There are no events or conditions which have occurred that could constitute grounds under Section 4042 of ERISA for termination or appointment of a trustee to administer any of the Company Plans.


            (viii)     No Company Plan is a multiemployer plan as defined in
      Section 3(37) or 4001(a)(3) of ERISA.


            (ix) During the five year period ending on the Closing Date, neither the Company nor Pulitzer has transferred a defined benefit plan (as defined in Section 3(35) of ERISA) to a corporation that was (at the time of transfer) a member of a different controlled group of corporations (within the meaning of Section 4001(a)(14) of ERISA) than the transferor.

            (x) With respect to the Company Plans, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Tax Code) exists which could subject the Company to any material liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Tax Code. Neither the Company, nor Pulitzer, nor, to the best knowledge of Pulitzer, any administrator or fiduciary of any Company Plan, nor, to the best knowledge of Pulitzer, any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner which may subject the Company to any material liability for a breach of fiduciary or other duty under ERISA or any other applicable law.


            (xi) Schedule 4(n)(xi) attached hereto identifies each Company Plan which provides health, life insurance, accident or other "welfare-type" benefits described in Section 3(1) of ERISA to current or future retirees or other former employees or their spouses or dependents (other than in accordance with Section 4980B of the Tax Code or any applicable state continuation coverage law) and sets forth a reasonable estimate of the actuarial present value of the potential liability of the Company with respect to each such plan.


            (xii) The Company has complied in all material respects with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and all successor legislation.

            (xiii) The consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any Company Plan because of the creation, acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder, including any obligation to make any payment upon a "change in ownership or control" as such term is defined for purposes of Section 280G of the Tax Code.

            (xiv) For each Company Plan, to the extent applicable to each such Company Plan, complete and correct copies of the following have been delivered to AMPC: (A) the documents embodying the Company Plans, including, but not limited to, the plan documents, all amendments thereto, the related trust or funding agreements, investment management agreements, administrative service contracts, insurance contracts, union or trade agreements and, in the case of any unwritten Company Plans, written descriptions thereof; (B) annual reports, including without limitation Forms 5500 and all schedules thereto for the last three years; (C) financial statements for the last three years; (D) actuarial reports for the last three years; (E) each communication (other than routine communications) received by the Company or Pulitzer from or furnished by the Company or Pulitzer to the IRS, DOL, PBGC or other governmental authorities; (F) each communication to employees regarding changes or amendments to the Company Plans, not yet made to such Company Plans, pursuant to the Tax Reform Act of 1986 ("TRA '86") and subsequent amendments to the Tax Code and IRS regulations and rulings for which the "remedial amendment period" under Section 401(b) of the Tax Code has not yet expired; and (G) descriptions of all procedures and provisions designed to comply with TRA '86. Pulitzer has also delivered to AMPC a copy of the current summary plan description and each summary of material modifications prepared in the last three years for each Company Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Company Plans. To the best knowledge of Pulitzer, no oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Company by the Company or Pulitzer or any employee or agent thereof.

     (o) Consents and Approvals; No Violation. Except for the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and except for those matters set forth in Schedule 4(o) attached hereto, there is no requirement applicable to Pulitzer or the Company to make any filing with, or to obtain any permit, authorization, license, consent or approval of, any foreign or domestic governmental or regulatory authority or any other person as a condition to the lawful consummation of the sale of the Shares pursuant to this Agreement and the other transactions contemplated by this Agreement. Except as set forth in Schedule 4(o), the execution and delivery of this Agreement by Pulitzer and the performance by Pulitzer of the obligations hereunder and under the other transaction documents contemplated hereby will not: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Pulitzer or the Company; (ii) result in a material default or give rise to any right of termination, cancellation, acceleration or modification under any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, lease, or Contract for printing services listed on Schedule 4(h), to which any of the Company, the Newspapers, or Pulitzer is a party or by which any of the Company, the Newspapers or Pulitzer or any of the material Assets may be bound, except for such defaults or rights of termination, cancellation, acceleration or modification as to which requisite waivers or consents have been obtained or will be obtained on or prior to the Closing Date and of which copies thereof have been or will be delivered to AMPC; (iii) violate any order, writ, judgment, injunction or decree of any court or governmental body or agency applicable to the Company, the Business, the Assets or Pulitzer; or
(iv) result in the creation or imposition of any Encumbrance (except for the terms of this Agreement) upon the Real Property owned by the Company or any of the other Assets.

     (p) Licenses, Permits and Authorizations. Schedule 4(p) attached hereto lists all material licenses, permits and authorizations that are currently held by each of the Company, the Business or Pulitzer with respect to the Company or the Business, or which are required for the conduct of the business or operations of the Business as presently conducted other than Governmental Approvals (as defined in Section 4(v) hereof). Except as set forth in Schedule 4(p): (i) such licenses, permits and authorizations are not subject to any restrictions or conditions not reflected on the face thereof that limit in any material respect the business or operations of the Company as presently conducted; and (ii) there are no applications by any of the Company, the Business or Pulitzer with respect to the Company or the Business, or complaints by other persons pending or, to the best of Pulitzer's knowledge, threatened as of the date hereof before any domestic or foreign governmental agency relating to any material licenses, permits or authorizations applicable to the Company, the Business or Pulitzer with respect to the Company or the Business. Except as set forth in Schedule 4(p), to the best of Pulitzer's knowledge no foreign or domestic governmental or regulatory consents or approvals are necessary for the licenses, permits and authorizations listed on

Schedule 4(p) to continue in full force and effect following consummation of the transactions contemplated hereby.

     (q) Insurance. Each of the Company or Pulitzer with respect to the Company or the Business carries insurance with respect to the Company's properties and the Business in such amounts as are adequate and reasonable and against such risks as are customary in relation to the character and location of such properties and the nature of the Business.

     (r) Guarantees. Except as set forth in Schedule 4(r) attached hereto and except for the Company's obligations as a member of the Selling Group, the Company is not directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds with respect to, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership or other entity (including, without limitation, Pulitzer or any parent, subsidiary or other affiliate of Company), except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

     (s) Bank Accounts. Schedule 4(s) attached hereto contains a complete and correct description of all banking, safe deposit box and lockbox arrangements currently maintained by the Company and/or the Business, all powers of attorney in connection with such arrangements, and the names of all persons authorized to draw thereon or to have access thereto.

     (t)         Corporate and Personnel Data; Labor Relations.

            (i) Schedule 4(t)(i) attached hereto lists (A) the names and titles of all officers and directors (or similar officials) of the Company and (B) the names of all persons employed by the Company as of the date hereof who had annual compensation as reflected on IRS Forms W-2 or 1099 in an amount greater than $50,000 during the year ended December 31, 1993.

            (ii) Schedule 4(t)(ii) attached hereto sets forth a list of all oral or written employment agreements, management agreements and consulting or similar agreements to which any of the Company, the Business or Pulitzer with respect to the Company or the Business is a party or is bound. True and correct copies of all such agreements as are in writing have been delivered to AMPC.

            (iii) Except as set forth in Schedule 4(t)(iii) attached hereto: (A) the Company is in compliance in all material respects with all applicable laws and regulations relating to the employment of labor and employment practices, including those related to terms and conditions of employment, wages, hours, collective bargaining, discrimination, occupational safety and health, and the payment of Social Security or similar taxes; (B) to the best of Pulitzer's knowledge, the Company is not engaged in any unfair labor practice; (C) there are no unfair labor practice claims or charges pending involving the Company or the Business; (D) neither the Company nor Pulitzer with respect to the Company or the Business is a party to any collective bargaining agreement or bound by any other agreement with a labor union; (E) there are no proceedings pending for certification or representation before the National Labor Relations Board with respect to the employees of the Company nor, to the best of Pulitzer's knowledge, has there been any attempt within the past five (5) years to organize any of the employees of the Company or the Business into a collective bargaining unit; (F) there is no labor strike or concerted work slowdown or stoppage actually pending nor, to the best of Pulitzer's knowledge, threatened against or involving the Company and, to the best of Pulitzer's knowledge, there is no other pending labor dispute against or involving the Company which could result in or cause a material adverse effect upon the Company or the Business;
     (G) no discrimination charge of any kind with respect to the employees of the Company is pending and, to the best of Pulitzer's knowledge, no claim therefor is threatened; (H) no grievance with respect to the employees of the Company or the Business is pending which could result in or cause a material adverse effect upon the Company or the Business or upon the conduct or operations of the Business and, to the best of Pulitzer's knowledge, no claim therefor is threatened; and (I) to the best of Pulitzer's knowledge, neither the Company nor the Business has in the past five (5) years experienced any concerted work slowdown or stoppage.

     (u) Compliance with Laws. Except as set forth in Schedule 4(u) attached hereto, the Company has conducted and operated the Business in compliance in all material respects with all applicable laws and regulations and all orders of any foreign or domestic governmental authority having jurisdiction over the Company or the Business. Except as set forth in the Schedules attached hereto, none of the Company, the Business or Pulitzer with respect to the Company or the Business has received any written complaint or notice from any foreign or domestic governmental authority alleging that it has violated any law, ordinance, regulation or order, and, to the best of Pulitzer's knowledge, no such complaint or notice is threatened.

     (v)         Environmental Matters.

            (i) Except as set forth on Schedule 4(v)(i) attached hereto, the Company and Pulitzer have obtained, hold, and maintain all material authorizations, consents, approvals, waivers, exceptions, variances, orders, franchises, permits, licenses, or exemptions ("GOVERNMENTAL APPROVALS") issued by any federal, state, local, foreign, regional or other judicial, governmental, administrative or regulatory authority or instrumentality ("GOVERNMENTAL AUTHORITY") required under any federal, state, local or foreign statutory or common law, rule, regulation, ordinance, code, or Governmental Approvals, and any applicable judicial or administrative interpretation thereof, including any judicial or administrative order, decree or judgment, relating to the protection of human health and safety, including occupational safety, or the environment ("ENVIRONMENTAL LAW") for the ownership, use, occupation, and operation of the Business, the Real Property owned by the Company and any other real property operated by the Company. Except as set forth on Schedule 4(v)(i), the Company and Pulitzer have made to any Governmental Authority all material filings, reports, registrations, notices or other submissions ("GOVERNMENTAL FILINGS") required under Environmental Laws with respect to the ownership, use, occupation, and operation of the Business, the Real Property owned by the Company and any other real property operated by the Company.

            (ii) Except as set forth on Schedule 4(v)(ii) attached hereto, to the best of Pulitzer's knowledge, (A) each of the Governmental Approvals set forth in Schedule 4(v)(i) is in full force and effect and is final, any fixed period for appeal or review having elapsed (other than as to ongoing compliance or modification during the term of such Governmental Approval as otherwise provided by law or as indicated in Schedule 4(v)(i)) and (B) no such Governmental Approval is subject to any pending suit, action, investigation of which Pulitzer or the Company has written notice, proceeding or appeal (whether judicial, administrative or otherwise) and no such matter is threatened.

            (iii) Except as set forth on Schedule 4(v)(iii) attached hereto:

                 (A) The Company and Pulitzer with respect to the Company, the Business, the Real Property owned by the Company and any other real property now or previously owned, or operated by the Company, have complied in all material respects with, and currently are in compliance in all material respects with: (x) the terms and conditions of all Governmental Approvals issued or required pursuant to any Environmental Law, and (y) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law, or in any written notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any Environmental Law;

                 (B) Neither the Company nor Pulitzer has any outstanding or unresolved written notice of violation or other notification from any Governmental Authority, or any written notice from any third party, alleging that the Company or Pulitzer is now or has been in violation of any Environmental Law, with respect to the Business, the Company, the Real Property owned by the Company or any other real property now or previously owned or operated by the Company;

                 (C) Neither the Company nor Pulitzer is subject to any administrative or judicial proceedings, or any investigations of which the Company or Pulitzer has written notice, pursuant to any Environmental Law, with respect to the Company, the Business, the Real Property owned by the Company or any other real property now or previously owned or operated by the Company.

            (iv) Except as set forth on Schedule 4(v)(iv) attached hereto, to the best of Pulitzer's knowledge, no polychlorinated biphenyls ("PCBS") or asbestos containing material ("ACM") is present at any of the Real Property owned by the Company or other real property operated by the Company, and the Company and Pulitzer have complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ACM or PCBs which currently are or may in the past have been located on the Real Property owned by the Company or any other real property now or previously owned or operated by the Company.

            (v) Except as set forth on Schedule 4(v)(v) attached hereto, to the best of Pulitzer's knowledge, there are not now any underground or aboveground storage tanks (collectively, "STORAGE TANKS") on or at any of the Real Property owned by the Company or any other real property now operated by the Company, nor has the Company owned or operated any Storage Tanks on real property previously owned or operated by the Company.
     Except as set forth on Schedule 4(v)(v), (A) all Storage Tanks described on Schedule 4(v)(v) and associated piping are being operated in substantial compliance with any and all Environmental Laws, (B) any Storage Tanks which have been removed were removed in compliance with all Environmental Laws, and (C) any associated releases were remediated in accordance with all Environmental Laws.

            (vi) Except as set forth on Schedule 4(v)(vi) attached hereto, to the best of Pulitzer's knowledge, neither the Real Property owned by the Company nor any other real property now or previously owned, leased, or operated by the Company, contains any asbestos; PCBs; petroleum or petroleum products; or "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "regulated substances", "industrial waste", "residual waste", "solid waste", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" as any of those terms is currently defined in or for the purposes of any applicable Environmental Law (collectively, "REGULATED MATERIALS") that, under any Environmental Law currently in effect, (A) impose or could reasonably be expected to impose a material liability for removal, remediation, or other cleanup; (B) could reasonably be expected to have a material adverse effect on the value of the Real Property owned by the Company or the Business; or (C) could reasonably be expected to result in the imposition of a lien on the Real Property owned by the Company or other assets of the Company.

            (vii) Except as set forth on Schedule 4(v)(vii) attached hereto, to the best of Pulitzer's knowledge, there has been no Release of Regulated Materials caused by the act or omission of the Company at, on or under the Real Property owned by the Company or any other real property now or previously owned, or operated by the Company that would (A) impose or would reasonably be expected to impose a material liability for removal, remediation, or other cleanup, or (B) which would have required reporting under any federal Environmental Laws. For purposes hereof, "RELEASE" includes, but is not limited to, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

            (viii) Except as set forth on Schedule 4(v)(viii) attached hereto, neither the Company nor Pulitzer, with respect to the Company, the Business, the Real Property owned by the Company or any other real property now or previously owned, leased or operated by the Company, has received

                 (A) any written request for information from any Governmental Authority or other person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of Regulated Materials, including but not limited to any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), comparable state statutes, or other Environmental Law;

                 (B) any written order, notice, demand, or other claim (A) for removal, response, remediation or cleanup of any Regulated Materials at any site or property; (B) for damage of natural resources; or (C) for personal injury or property damage related to the emission, release, discharge or disposal of Regulated Materials.

            (ix) Except as set forth on Schedule 4(v)(ix) attached hereto, to the best of Pulitzer's knowledge, neither the Company nor Pulitzer with respect to the Company or the Business (A) has disposed of or transported or arranged for the disposal or transportation of any Regulated Materials at or to any location not on the Real Property owned by the Company, or (B) has received notice that any of the Real Property owned by the Company, or other property now or previously owned or operated by the Company is listed or proposed for listing or investigation under CERCLA, a comparable state statute, or other Environmental Law, or is the subject of any enforcement action or other investigation by a Governmental Authority which may lead to claims against the Company or Pulitzer for clean-up costs, remedial work, including, but not limited to, claims under CERCLA.

            (x) Except as set forth on Schedule 4(v)(x) attached hereto, to the best of Pulitzer's knowledge, the Company and Pulitzer with respect to the Company or the Business have fully complied with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons, neither the Company nor Pulitzer is required to place any notice or restriction relating to the presence of Regulated Materials in any instrument or deed to the Real Property owned by the Company or other real property currently owned or operated by the Company, no environmental lien has attached to any portion of the Company, the Business, the Real Property owned by the Company and no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien.

            (xi) Except as set forth on Schedule 4(v)(xi) attached hereto, to the best of Pulitzer's knowledge, there have been no past and there are no pending or contemplated claims by the Company or Pulitzer with respect to the Company or the Business under any Environmental Laws based on actions of others that may have impacted the Real Property owned by the Company or other real property now or previously owned or operated by the Company, and neither the Company nor Pulitzer with respect to the Company or the Business has entered into any agreement with any person regarding any Environmental Law, remedial action or other environmental liability or expense (including contingent liabilities).

            (xii) Except as set forth on Schedule 4(v)(xii) attached hereto, to the best of Pulitzer's knowledge, the Company prior to the date hereof has not agreed to retain, assume or guarantee the costs of any removal, response, remediation or cleanup on any property not now owned by the Company or Pulitzer.

     (w)         Circulation.

            (i) The average daily paid circulation for the Daily Southtown for the six months ended September 30, 1994 and the current weekly free distribution for the News Marketer was not less than the respective amounts set forth on Schedule 4(w) attached hereto. Except as set forth on Schedule 4(w), there has been no decline in excess of five percent (5%) in the average daily paid circulation of the Daily Southtown or the weekly distribution of the News Marketer since September 30, 1994.

            (ii) The Company has filed all Statements of Ownership, Management and Circulation required by 39 U.S.C. Section 3685 (the "ANNUAL REPORTS") with the U.S. Postal Service with respect to the Newspapers for the past two (2) years.

     All such Annual Reports, when filed, were true and complete in all material respects. Pulitzer has delivered to AMPC true and complete copies of all Annual Reports relating to the Newspapers, along with copies of all circulation or distribution audits by the Audit Bureau of Circulations or similar organizations relating to the Newspapers, for the past two (2) years.

     (x) WARN Matters. Except as set forth in Schedule 4(x) attached hereto, neither the Company nor Pulitzer with respect to the Company or the Business has taken any action within the ninety (90) day period prior to the date hereof which resulted or will result in an "employment loss" as such term is defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section Section 2101-2109 (the "WARN ACT"), with respect to any employee of the Company, and neither the Company nor Pulitzer has taken or implemented any actions which would constitute, prior to the date hereof, a plant closing, mass layoff or other event requiring advance notification under the WARN Act or any other federal, state or local law, regulation or ordinance applicable to the Company relating to plant closings, layoffs, sales or work force reductions.

     (y) Certain Fees. Neither the Company nor Pulitzer, nor any of their respective officers, directors or employees, has employed any broker, finder or similar party, or incurred any liability for any financial advisory, brokerage, or finders' fees or commissions, in connection with the transactions contemplated hereby.

     (z) Accuracy of Information Furnished. No statement contained in this Agreement or any Exhibit or Schedule attached hereto delivered by or on behalf of Pulitzer or the Company and no statement contained in any certificate or other transaction document delivered or to be delivered by or on behalf of Pulitzer or the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact that is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


5.          Representations and Warranties of AMPC and Buyer.

     AMPC and Buyer hereby jointly and severally represent and warrant to Pulitzer as follows:

     (a) Due Incorporation. Each of AMPC and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) Authority Concerning this Agreement. Each of AMPC and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents referred to herein and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the transaction documents referred to herein and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of AMPC and Buyer. This Agreement has been duly and validly executed and delivered by each of AMPC and Buyer and constitutes the legal, valid and binding agreement of each of AMPC and Buyer and is enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors' rights, (ii) the possibility that the remedies of specific performance or injunctive or other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) the possibility that the transactions contemplated hereby may be subject to the provisions of the Defense Production Act, 50 U.S.C. Section Section 2158, et seq. or regulations proposed or adopted thereunder concerning acquisitions by or on behalf of a foreign person (collectively, the "EXON-FLORIO ACT").

     (c) Consents and Approvals; No Violation. Except for provisions of the HSR Act and the Exon-Florio Act, there is no requirement applicable to AMPC or Buyer to make any filing with, or to obtain any permit, authorization, license, consent or approval of, any foreign or domestic governmental or regulatory authority or other person as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other transaction documents referred to herein by each of AMPC and Buyer and the performance by each of AMPC and Buyer of their respective obligations hereunder and thereunder will not: (A) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws of AMPC or Buyer; (B) result in a default or give rise to any right of termination, cancellation, acceleration or modification under any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which AMPC or any of its subsidiaries including Buyer is a party or by which AMPC or Buyer or any of their respective assets may be bound, except for such defaults or rights of termination, cancellation, acceleration or modification as to which requisite waivers or consents have been obtained by AMPC or Buyer and copies of which have been delivered to Pulitzer; or (C) violate any order, writ, injunction or decree applicable to AMPC or any of its subsidiaries including Buyer or any of their assets.

     (d) Litigation. There are no pending claims, actions, suits, proceedings or, to the best knowledge of AMPC, investigations to which AMPC or Buyer is a party at law or in equity or before or by any court or foreign, federal, state, local or other governmental department, commission, board, agency or instrumentality which may have a material adverse effect on the performance by AMPC and Buyer of their obligations hereunder or the consummation by AMPC and Buyer of the transactions contemplated hereby and, to the best knowledge of AMPC, no such matter is threatened.

     (e) Investment Intent. Except as may be required in connection with the debt financing previously disclosed to Pulitzer, Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view towards any public distribution of the Shares.

     (f) Certain Fees. Neither AMPC nor any Buyer nor any of their respective officers, directors or employees has employed any broker, finder or similar party, or incurred any liability for any financial advisory, brokerage or finders' fees or commissions, in connection with the transactions contemplated hereby.


6.          Survival of Representations and Warranties.

     (a) Notwithstanding any investigation made by or on behalf of any party to this Agreement, the representations and warranties made under and in connection with this Agreement shall survive the Closing and consummation of all the transactions contemplated hereby and shall automatically expire and terminate on the second anniversary of the Closing Date to the extent that claim for breach thereof has not theretofore been made in writing by a party to the other party, except that (i) with respect to Tax and ERISA matters, Pulitzer's representations and warranties shall terminate on the expiration of the applicable statutes of limitations to the extent that claim for breach thereof has not theretofore been made in writing, (ii) the representations and warranties contained in Section 4(v) shall terminate on the fifth anniversary of the Closing Date to the extent that claim for breach has not theretofore been made in writing, and (iii) the representations and warranties contained in Sections 4(a) and 4(b) shall survive without time limit.

     (b) Prompt notice of any matter that a party believes to involve a breach of a representation, warranty or covenant and an estimate of the dollar amount of the loss or potential loss which has resulted or may result from such breach shall be given to the party that committed the alleged breach. AMPC, Buyer and Pulitzer will consult promptly concerning the subject matter of any notice sent pursuant to this Section 6(b). To facilitate such consultation, AMPC, Buyer and Pulitzer shall have reasonable access to all relevant, non-privileged information and shall be entitled to participate in any non-privileged meetings or discussions with third parties relating to such matter. Following such consultation, the party that committed the alleged breach shall have a reasonable opportunity to correct the alleged breach at its expense, subject to, and prior to becoming obligated to satisfy any claim for indemnity, pursuant to Section 11 hereof.


7.          Covenants of the Parties.

     (a) Certain Business Records. For a period of six (6) years and one (1) month following the Closing Date, AMPC and Buyer shall cause the Company to preserve all of its books and records, to provide such access to such books and records during normal business hours as Pulitzer may reasonably request, and to permit Pulitzer to make copies thereof, at Pulitzer's sole expense. AMPC and Buyer shall also cause the Company to provide such information as Pulitzer may reasonably request for purposes of financial accounting, preparing Tax reports or returns, and responding to audits thereof.

     (b) Certain Transactions. Prior to or on the Closing Date, Pulitzer shall, and shall cause the Company to, take all action necessary to effect (i) the transfer to Pulitzer of the Company's prepaid insurance and loans to employees; (ii) the assumption by Pulitzer of the Company's liabilities and obligations for income Taxes payable, Pulitzer's Supplemental Executive Benefit Pension Plan, post-retirement obligations and deferred income Taxes; (iii) Pulitzer's capital contribution to the Company of all intercompany obligations owed by the Company to Pulitzer; and (iv) terminate all intercompany agreements and arrangements (including management fee arrangements) between the Company, on the one hand, and Pulitzer and its Affiliates (as defined in Section 7(c) hereof), on the other hand, other than printing services by the Company with respect to the TV Book for the Post-Dispatch.

     (c)         Noncompetition.

            (i) Pulitzer, on behalf of itself and all its Affiliates (as hereinafter defined), covenants and agrees that it will not, for a period of five (5) years after the Closing Date, without AMPC's prior written consent, by itself or in partnership or in conjunction with any other person, firm, corporation or other entity or as a management company or consultant, either directly or indirectly, undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any person, firm, corporation or other entity engaged or interested in, any newspaper publishing business or any other business involving the printing, publication or distribution of any newspaper, flyer, shopper, circular or other publication carrying advertising similar to those published historically by the Company, or any commercial printing business (collectively, the "RESTRICTED ACTIVITIES"), carried on in the Chicago Metropolitan Area (as hereinafter defined). For purposes of this Agreement, "CHICAGO METROPOLITAN AREA" shall mean the geographic area comprising (A) Cook County, Illinois and (B) the counties of Lake, DuPage, Kane, McHenry and Will in Illinois and Lake County, Indiana. For purposes hereof, "AFFILIATE" shall mean a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Pulitzer.

            (ii) Notwithstanding the provisions of Section 7(c)(i) of this Agreement, nothing contained in this Agreement shall be deemed to limit or otherwise restrict in any way whatsoever the right of Pulitzer and/or any present or future Affiliate thereof;

                 (A) to print, publish, distribute, operate or otherwise conduct the businesses of the Post-Dispatch and its related activities;

                 (B) to maintain its contractual and business relationships with any of the Gannett Co., Inc. entities or any of the Newhouse entities and the successors and assigns thereof;

                 (C) to manage or operate, or to acquire through whatever form of transaction any or all of the interests in, or any or all of the assets of, any person, firm, corporation or other entity which now or at any time hereafter owns, manages, operates and/or provides services to, any radio, television and/or cable television operations and/or any other businesses or activities licensed or regulated by the Federal Communications Commission;

                 (D) to manage or operate, or to acquire through whatever form of transaction any or all the interests in, or any or all of the assets of, or to affiliate in any way with, any person, firm, corporation or other entity which now or at any time hereafter owns, manages and/or operates any electronic information services; or

                 (E) to be engaged or have any financial or other interest in, or in any other manner to advise or assist, or to acquire through whatever form of transaction any or all of the interests in, or any or all of the assets of, or subsequently operate and manage, any person, firm, corporation or other entity (the "Entity"), so long as the revenues, on a consolidated basis, of the Entity are not principally derived from Restricted Activities in the Chicago Metropolitan Area.

Further, notwithstanding the provisions of Section 7(c)(i) of this Agreement, nothing contained in this Agreement shall be deemed to limit or otherwise restrict the sale, transfer or assignment in whatever form of any or all the interests in, or any or all of the assets of, Pulitzer and/or any of its present or future Affiliates to, or the subsequent management and operation of the businesses thereof by, any person, firm, corporation or other entity which now or at any time hereafter conducts, by itself or through any Affiliate, any Restricted Activities in the Chicago Metropolitan Area or elsewhere.

            (iii) Pulitzer, on behalf of itself and all its Affiliates, hereby agrees to hold in strict confidence all secret or confidential information (other than such information as is publicly available from a source other than Pulitzer or its officers, directors and representatives) relating to the Company or the Business and will not, without the prior written consent of AMPC disclose such information to anyone other than as required by law.

            (iv) Pulitzer agrees and warrants that the covenants contained in this Section 7(c) are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiation between the parties hereto.

            (v) Pulitzer acknowledges and agrees that in the event of any violation of the covenants contained in this Section 7(c), AMPC's and Buyer's damages will be difficult to ascertain and their remedy at law will be inadequate. Accordingly, Pulitzer agrees that, in addition to such remedies as AMPC and Buyer may have at law, AMPC and Buyer shall be entitled to specific performance of such covenants and to an injunction to prevent any continuing violation thereof.

            (vi)   If any of the provisions of or covenants contained in this
Section 7(c) is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this
Section 7(c) is held to be unenforceable in any jurisdiction because of the duration or geographic scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographic scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 7(c) in any other jurisdiction.

     (d) Change of Company's Name. On the Closing Date, or as soon thereafter as reasonably practicable, Pulitzer and Buyer shall (and shall cause the Company to) take all action necessary to effect a change of the Company's corporate name to a name not including "Pulitzer" or confusingly similar thereto. All right, title and interest in and to the name "Pulitzer Community Newspapers" shall revert to and become the exclusive property of Pulitzer following the change of the Company's name.

     (e) USWA Pension Plan. The Company shall continue as the sponsor of the USWA Pension Plan after the Closing. As soon as practicable after the Closing, the Company shall establish a trust to hold the assets of the USWA Pension Plan. As soon as practicable, but in any event no later than sixty
(60) days after Pulitzer's receipt from the Company of an executed copy of the agreement for the trust so established by the Company for the USWA Pension Plan, Pulitzer shall cause to be transferred from Pulitzer's master pension trust to the trust established by the Company for the USWA Pension Plan an amount in cash or other property acceptable to the new trustee equal to the value on the date of such transfer of the assets of such master trust attributable to the USWA Pension Plan.

     (f) New 401(k) Plan. Each of the employees of the Company who were participants (the "Participating Employees") in the Pulitzer Retirement Savings Plan ("Pulitzer's 401(k) Plan") on the Closing Date shall be eligible to become a participant in a new or existing qualified 401(k) plan maintained by AMPC or its subsidiaries (the "New 401(k) Plan"). The New 401(k) Plan shall recognize for purposes of determining a participant's eligibility for and vesting of benefits thereunder the years of service credited under Pulitzer's 401(k) Plan for purposes of determining a participant's eligibility for and vesting of benefits thereunder. As soon as practicable, but in any event no later than sixty (60) days after Buyer notifies Pulitzer of the identity of the New 401(k) Plan, Pulitzer shall cause to be transferred from Pulitzer's 401(k) Plan to the New 401(k) Plan an amount in cash equal to the aggregate account balances of all Participating Employees held in Pulitzer's 401(k) Plan as of the date of such transfer of such amounts, except that all promissory notes reflecting participant loans to Participating Employees outstanding as of such transfer date shall be transferred in kind, and simultaneously therewith the benefit liabilities of Pulitzer's 401(k) Plan with respect to the Participating Employees will be transferred to the New 401(k) Plan. All of the actions referred to in the immediately preceding sentence will be taken in accordance with Section 414(1) of the Tax Code. All Participating Employees shall be fully vested in the transferred account balances. Pulitzer represents and warrants to AMPC and Buyer that no Participating Employee has any right to an annuity distribution with respect to any of the assets allocated to his or her account under Pulitzer's 401(k) Plan. Pulitzer (on the one hand) and AMPC, Buyer and the Company (on the other hand) will cooperate fully in furnishing documents reasonably requested by the other and in all other respects completing the actions contemplated by Sections 7(e) and 7(f) hereof, including but not limited to the preparation and filing of the IRS Form 5310A and all other necessary governmental filings and reporting obligations.

8. Conditions to the Obligations of Pulitzer to Effect the Transactions Contemplated Hereby.

     The obligations of Pulitzer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Pulitzer:

     (a) None of the parties hereto nor the Company shall be subject on the Closing Date to any order, decree or injunction (temporary, preliminary or final) of a court of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending a suit, proceeding or investigation by any foreign or domestic governmental authority or other person that seeks injunctive or other relief in connection with any of such transactions.

     (b) AMPC and Buyer shall have performed and complied in all respects with the respective covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date.

     (c) All applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other governmental filings, authorizations and approvals required for the consummation of the transactions contemplated hereby (other than pursuant to the Exon-Florio Act) shall have been duly made and obtained.

     (d) All of the following transaction documents shall have been delivered by AMPC and Buyer to Pulitzer:

            (i) An officer's certificate from the Executive Vice President of AMPC and Buyer dated the Closing Date confirming the matters referred to in Sections 8(a) and 8(b) hereof as they relate to AMPC and Buyer;

            (ii) An officer's certificate of the Secretary or an Assistant Secretary of AMPC and Buyer confirming the adoption and continued effect of resolutions of the Executive Committee of AMPC's Board of Directors and of Buyer's Board of Directors authorizing the execution, delivery and performance by AMPC and Buyer of this Agreement and all instruments delivered in connection therewith and the transactions contemplated hereby and thereby; and

            (iii) A certificate of incumbency for any person executing this Agreement or any other transaction document on behalf of AMPC or Buyer.

     (e) Pulitzer shall have received an opinion from Kirkpatrick & Lockhart, counsel to AMPC and Buyer, dated as of the Closing Date and substantially in the form of Exhibit B attached hereto. As to any matter contained in such opinion that involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the Commonwealth of Pennsylvania or the Delaware General Corporation Law, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. As to matters of fact, such opinion may expressly rely upon certificates furnished by appropriate officers of AMPC or Buyer and by public officials. Any opinions of counsel admitted to practice in such other jurisdictions or certificates of officers or public officials relied upon by Kirkpatrick & Lockhart as aforesaid shall be delivered together with such opinion.

     (f) Pulitzer shall have received (i) copies of AMPC's and Buyer's Certificates of Incorporation certified by the Secretary of State of Delaware; and (ii) Certificates of Good Standing from the Secretary of State of Delaware evidencing AMPC's and Buyer's good standing in such jurisdiction.


9. Conditions to the Obligations of AMPC and Buyer to Effect the Transactions Contemplated Hereby.

     The obligations of AMPC and Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by AMPC and
Buyer:

     (a) None of the parties hereto nor the Company shall be subject on the Closing Date to any order, decree or injunction (temporary, preliminary or final) of a court of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending a suit, proceeding or investigation by any foreign or domestic governmental authority or other person that seeks injunctive or other relief in connection with any of such transactions.

     (b) Pulitzer shall have performed and complied in all respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

     (c) All applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other governmental filings, authorizations and approvals required for the consummation of the transactions contemplated hereby (other than pursuant to the Exon-Florio Act) shall have been duly made and obtained.

     (d) All of the following transaction documents shall have been delivered by Pulitzer to AMPC and Buyer:

            (i)        An officer's certificate from the Senior Vice President
     - Newspaper Operations of Pulitzer dated the Closing Date confirming the matters referred to in Sections 9(a) and 9(b) hereof as they relate to Pulitzer and the Company;

            (ii) An officer's certificate from the Secretary or an Assistant Secretary of Pulitzer confirming the adoption and continued effect of resolutions of the Board of Directors of Pulitzer authorizing the execution, delivery and performance by Pulitzer of this Agreement and all instruments in connection therewith and the transactions contemplated hereby and thereby; and

            (iii) A certificate of incumbency for any person executing this Agreement or any other transaction document on behalf of Pulitzer and the Company.

     (e) Buyer shall have received (i) a copy of the Company's Certificate of Incorporation certified by the Secretary of State of Delaware; and (ii) Certificates of Good Standing from the Secretary of State of Delaware and Illinois evidencing the Company's good standing in each such jurisdiction.

     (f) Buyer shall have received written resignations, effective as of the Closing Date, from each of the directors and officers of the Company.

     (g) AMPC and Buyer shall have received an opinion from Fulbright & Jaworski L.L.P., counsel to Pulitzer and the Company, dated as of the Closing Date and substantially in the form of Exhibit C attached hereto. As to any matter contained in such opinion that involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York or the Delaware General Corporation Law, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. As to matters of fact, such opinion may expressly rely upon certificates delivered by appropriate officers and directors of Pulitzer or the Company and by public officials. Any opinions of counsel admitted to practice in such other jurisdictions or certificates of officers, directors or public officials relied upon by counsel to Company as aforesaid shall be delivered together with such opinion.

     (h) Buyer shall have received the original corporate records, the corporate minute book, the stock record book, the corporate seal, the stock ledgers and records and other corporate records relating to the organization, ownership and maintenance of the Company.

     (i) Buyer shall have obtained, from one or more title insurance companies selected by AMPC, ALTA (1990-Form B with appropriate state endorsements) owner's policies of title insurance at standard rates, insuring good and marketable title to the Real Property (owned by the Company) in the Company or Buyer's designees, as the case may be, with mechanic's lien coverage and such endorsements as Buyer may request, and with exceptions for and subject only to (i) zoning rules, restrictions, regulations, resolutions, ordinances, building restrictions, building codes, fire laws, environmental and other governmental rules, laws and regulations of general applicability affecting the operation or use of the Real Property; and (ii) real estate Taxes not yet due and payable. In connection with the issuance of such title insurance policies, Pulitzer shall deliver to Buyer's title insurer ALTA extended coverage owner's affidavits regarding title, mechanics liens and other customary matters as may be reasonably requested by Buyer or Buyer's title insurer and "gap" indemnities in customary form.


10.         Certain Tax Matters.

     (a) Sales and Transfer Taxes. All sales and transfer Taxes (including stock transfer Taxes, if any), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Pulitzer, and Pulitzer shall, at its own expense, file or prepare for filing all necessary Tax Returns and other documentation with respect to all such sales or transfer Taxes and, if required by applicable law or if necessary to secure any applicable exemption, Buyer shall join in the execution of any such Tax Returns or other documentation.

     (b) Tax Returns and Payment of Taxes for Periods Through the Closing Date. Pulitzer will include the income of the Company on Pulitzer's consolidated federal income Tax Return (including any income resulting from an election under Section 338(h)(10) of the Tax Code with respect to the acquisition of the Shares) for all periods through the Closing Date and will pay any Taxes due thereon. Pulitzer also will pay any state or local income Taxes of the Company for all taxable periods ending on or before the Closing Date, including such Taxes resulting from an election under Section 338(h)(10) of the Tax Code or the corresponding provision of any state or local counterpart Tax law. AMPC and Buyer will cause the Company to furnish information to Pulitzer for inclusion in Pulitzer's federal consolidated income Tax Return and the Company's state or local income Tax Returns for the period up to and including the Closing Date in accordance with the Company's past custom and practice. The income of the Company will be apportioned for the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

     (c) Taxes of Other Persons. Pulitzer agrees to indemnify AMPC, Buyer and the Company and will hold AMPC, Buyer and the Company harmless, from and against any damages that AMPC, Buyer or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Taxes of any person other than the Company attributable to periods through and including the Closing Date.

     (d)         Indemnity for and Refunds of Taxes.

            (i) Pulitzer shall be entitled to any credits or refunds of Taxes (including interest), and shall pay, indemnify, defend and hold harmless AMPC, Buyer and the Company against, all Taxes (including interest and penalties and any pending or future assessments), attributable to the Company with respect to any taxable period ending on or prior to the Closing Date. The amount of Pulitzer's indemnification obligation under this Section 10(d) shall be reduced by any amount previously reserved or accrued for Taxes on the Post-Closing Statement. Notwithstanding any other provision of this Agreement, the obligation of Pulitzer to indemnify and hold harmless AMPC, Buyer and the Company from Taxes under this Section 10(d) shall begin on the Closing Date and end thirty (30) days following the expiration of the statute of limitations applicable to the assessment and collection of any Taxes for and against which AMPC, Buyer and the Company are indemnified and held harmless by Pulitzer hereunder, to the extent that a claim for indemnity hereunder has not theretofore been made in writing. Any Tax refund (including interest) to which Pulitzer is entitled under this Section 10(d) but that is received by or credited to AMPC, Buyer or the Company at any time after the Closing Date shall promptly be paid to Pulitzer following such receipt or crediting.

            (ii) In determining the amount of any payment by Pulitzer pursuant to this Section 10(d), there shall be deducted or added, respectively, from or to the amount to be paid an amount equal to (A) the present value of any net Tax benefit (federal, state, local or foreign) realized, or reasonably expected to be realized, by AMPC, Buyer or the Company by reason of such payment, or (B) the present value of any net Tax detriment (federal, state, local or foreign) that is, or is reasonably expected to be, incurred by AMPC, Buyer or the Company as a consequence of the receipt of any indemnity payment pursuant to this Section 10(d).

            (iii) For purposes of this Section 10(d), "present value" shall be calculated using the applicable annual Federal mid-term rate, as that term is defined in the Tax Code, as in effect for the month in which the payment is to be made. For purposes of this Section 10(d), the amount of any "Tax benefit" and "Tax detriment" shall be calculated using the highest effective tax rate applicable or known to be applicable with respect to the taxable period or periods for which the Tax benefit or the Tax detriment, as the case may be, is reasonably expected to be realized or incurred.

     (e) Carrybacks. With respect to any Tax, the Company will not carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date (a "Subsequent Loss") to a Tax Return of Pulitzer or the Company for any taxable period ending on or before the Closing Date. Notwithstanding the previous sentence, if a Subsequent Loss with respect to any Tax is carried back to a Tax Return of Pulitzer or Company for any taxable period ending on or before the Closing Date, AMPC, Buyer or the Company will be entitled to any refund or credit of Taxes realized as a result thereof.

     (f) Election under Tax Code Section 338(h)(10). Pulitzer will join with Buyer in making an election under Section 338(h)(10) of the Tax Code (and any corresponding elections under state or local Tax law) with respect to the purchase and sale of the Shares. Pulitzer will pay any Tax attributable to or related to the making of these elections and will indemnify AMPC, the Buyer and the Company and will hold AMPC, the Buyer and the Company harmless from and against any damages or losses arising in connection with any failure to pay such Tax.

     (g)         Allocation of Purchase Price.

            (i) The Purchase Price and liabilities of the Company will be allocated among the assets of the Company for all purposes (including Tax and financial accounting purposes) as set forth in Exhibit D attached hereto. The parties agree that they shall, as promptly as practicable following the Closing, enter into good-faith negotiations regarding a mutually agreeable allocation of the portion of the Purchase Price and liabilities of the Company which is allocated to the fixed assets of the Company. With respect to that portion of the Purchase Price and liabilities of the Company which is allocated to intangible assets of the Company, the parties agree to rely on an appraisal by the firm of Harrison, Bond & Pecaro to be obtained, at Pulitzer's expense and delivered to Buyer as soon as reasonably practicable after the Closing, but in any event not later than February 1, 1995, unless Buyer reasonably objects in writing to the results of such appraisal within thirty (30) days after Buyer's receipt of a copy thereof. In the event Buyer reasonably objects to the results of such appraisal within the thirty-day period prescribed by the immediately preceding sentence, the parties shall, as promptly as practicable, enter into good-faith negotiations regarding a mutually agreeable allocation of the portion of the Purchase Price and liabilities of the Company to be allocated among the intangible assets of the Company. In the event of any failure by the parties to resolve any disagreements regarding the allocation of the Purchase Price and liabilities of the Company, the items in dispute will be referred, for final, binding and conclusive resolution, to the Accounting Arbitrator or, if the parties so determine, to another mutually-agreeable nationally recognized firm of valuation experts.

            (ii) The parties will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with the allocation prescribed in this Section 10(g), provided, however, that if any taxing authority makes or proposes an allocation with respect to the assets of the Company which differs materially from such allocation, each of AMPC, Buyer and the Company, on the one hand, and Pulitzer, on the other hand, shall have the right, at such party's or parties' election and expense, to contest such taxing authority's determination. In the event of such a contest, the other party or parties agree(s) to cooperate reasonably with the contesting party or parties and shall have the right to file such protective claims or returns as may be reasonably required to protect its or their interest. Each party shall provide the other party with all notices and information reports filed with taxing authorities and agencies with respect to the Section 338(h)(10) elections and any allocation of the Purchase Price.

     (h) Tax Audits. Pulitzer shall have the right, at its own expense, to control any audit or examination by any taxing authority (a "Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period of the Company ending on or before the Closing Date; provided, however, that Pulitzer shall in no event take any position in any such proceeding which would subject AMPC, Buyer or the Company to any civil fraud or any civil or criminal penalty, and provided, further, that Pulitzer shall not consent, without the prior written approval of AMPC, Buyer or the Company, which prior written approval shall not be unreasonably withheld, to any change in the treatment of any item which would in any material respect adversely affect the Tax liability of AMPC, Buyer or the Company for a period subsequent to the Closing Date. AMPC, Buyer and the Company shall have the right, at their expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes for any taxable period ending after the Closing Date with respect to the Company; provided, however, that AMPC, Buyer and the Company shall in no event take any position in any such proceeding which would subject Pulitzer to any civil fraud or any civil or criminal penalty, and provided, further, that AMPC, Buyer and the Company shall not consent, without the prior written approval of Pulitzer, which prior written approval shall not be unreasonably withheld, to any change in the treatment of any item which would in any material respect adversely affect the Tax liability of Pulitzer for any period, whether prior to or subsequent to the Closing Date.

     (i) Mutual Cooperation. AMPC, Buyer, the Company and Pulitzer shall each provide the other, and AMPC and Buyer shall cause the Company to provide Pulitzer, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax Audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 10, AMPC and Buyer hereby agree that the Company will retain, until the appropriate statutes of limitations (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns of the Company (or any predecessor company) for all taxable periods that include the dates from January 1, 1988 to the Closing Date, inclusive, and that it will not destroy or otherwise dispose of such records covering the period from January 1, 1988 through the Closing Date without first providing Pulitzer with a reasonable opportunity to review and copy such records.

11.         Indemnification.

     (a) The provisions of Section 10 shall govern Pulitzer's indemnification obligations hereunder with respect to Tax matters; the provisions of Sections 11(b) and (c) shall govern all other indemnification obligations of the parties hereunder; and the provisions of Section 11(d) shall govern the procedural aspects of indemnification for all purposes hereunder.

     (b)         Subject to the limitations set forth in this Section 11 and in
Section 6 hereof, Pulitzer shall indemnify, defend and hold AMPC, Buyer and the Company harmless from and against any and all losses, liabilities, costs, expenses and damages, including without limitation litigation costs, penalties and interest and reasonable attorneys' fees, experts' fees and court costs actually incurred, sustained or paid by AMPC, Buyer or the Company (collectively, "BUYER'S DAMAGES") that: (i) would not have been sustained, incurred or paid if all of the representations, warranties, agreements and covenants of Pulitzer hereunder had been true, correct and duly performed; or (ii) relate to or arise out of any claim or other cause of action asserted or brought by an unaffiliated third party which alleges any state of facts or other circumstances which (whether or not meritorious) could result in or constitute a breach or violation of any of the representations, warranties, agreements or covenants of Pulitzer hereunder. Pulitzer shall not be obligated to indemnify AMPC, Buyer and the Company pursuant to this Section 11(b) until (and then shall be obligated only to the extent that) the aggregate amount of all Buyer's Damages exceeds One Hundred Thousand Dollars ($100,000); provided, however, that the foregoing $100,000 indemnity threshold shall not apply to any claims under Sections 4(a), 4(b) or 10 hereof, and Pulitzer shall indemnify and hold AMPC, Buyer and the Company harmless without regard to such threshold for any and all Buyer's Damages relating to or arising from any such claim. Nothing in this Agreement shall entitle AMPC, Buyer and the Company to multiple recovery of Buyer's Damages for the same matter giving rise to indemnification hereunder.

     (c)         Subject to the limitations set forth in this Section 11 and
Section 6 hereof, AMPC and Buyer shall jointly and severally indemnify, defend and hold Pulitzer harmless from and against any and all losses, liabilities, costs, expenses, and damages, including without limitation litigation costs, penalties and interest and reasonable attorneys' fees and experts' fees and court costs actually incurred, sustained or paid by Pulitzer (collectively, "SELLER'S DAMAGES") that: (i) would not have been sustained, incurred or paid if all the representations, warranties, agreements and covenants of AMPC and Buyer hereunder had been true, correct and duly performed; or (ii) relate to or arise out of any claim or other cause of action asserted or brought by an unaffiliated third party which alleges any state of facts or other circumstances which (whether or not meritorious) could result in or constitute a breach or violation of any of the representations, warranties, agreements or covenants of AMPC or Buyer hereunder; or (iii) relate to any claims and/or causes of action for or relating to severance, termination or separation pay, and/or claims or causes of action arising under the WARN Act, the National Labor Relations Act, as amended, and/or the Company's existing collective bargaining agreement with the United Steelworkers of America, that arise from or result as a consequence of any action taken by AMPC, Buyer or the Company with respect to the employees of the Company (including but not limited to lay off, termination, or the transactions contemplated by Section 7(e) hereof) on or after the Effective Time on the Closing Date.

     (d) Any party or parties entitled to indemnification hereunder is hereinafter referred to (individually and collectively) as an "INDEMNIFIED PARTY" and any party obligated to indemnify hereunder is hereinafter referred to as an "INDEMNIFYING PARTY". If any claim is made by a third party against an Indemnified Party based upon any state of facts or other circumstances the existence of which could constitute a breach of any of the representations, warranties, covenants or agreements herein of an Indemnifying Party, or any other matter is discovered by an Indemnified Party which could be reasonably likely to result in any Buyer's Damages or Seller's Damages, as the case may be, that are subject to indemnification hereunder, the Indemnified Party shall diligently investigate the matter and give to the Indemnifying Party prompt written notice thereof and request the Indemnifying Party to defend or remedy the same; provided, however, that with respect to a claim for a breach of a representation or warranty, written notice under this Section 11(d) shall not be given by the Indemnified Party unless the Indemnified Party shall have first complied with the provisions of Section 6(b) hereof. The Indemnifying Party shall have the right to defend against such claim or other matter at the Indemnifying Party's expense, but only with counsel reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall give written notice to the Indemnified Party of the commencement of such defense promptly after receiving written notice of the claim or other matter from the Indemnified Party. The Indemnified Party shall be entitled to participate with the Indemnifying Party in such defense, but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the consent of the Indemnifying Party if the Indemnifying Party has promptly assumed and diligently prosecuted such defense. In the event the Indemnifying Party has promptly assumed said defense and has employed counsel reasonably satisfactory to the Indemnified Party with respect thereto, the Indemnified Party shall also be entitled to employ counsel at the Indemnified Party's expense. In the event the Indemnifying Party does not promptly provide and diligently and properly prosecute the defense of the matter as provided above, the Indemnified Party shall have the full right to defend against such claim or other matter and shall be entitled to settle or agree to pay in full such claimed liability in its sole discretion and thereafter pursue its rights against the Indemnifying Party. In the event the Indemnified Party shall assume the defense, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of such action and each shall be entitled to participate in any nonprivileged meeting or discussions regarding the matter, and the nonprivileged records of each party shall be available to the others with respect to such defense. The Indemnifying Party shall at all times be entitled to remedy the alleged breach giving rise to the claim for indemnity at its sole cost. The indemnification obligations of Pulitzer under Section 10 and of the parties hereto under this
Section 11 shall survive the consummation of the sale of the Shares hereunder and shall continue without time limit with respect to all claims that are timely made in accordance with the provisions of Section 6 and this
Section 11(d).


12.         Miscellaneous Provisions.

     (a) Commissions. Pulitzer, on the one hand, and AMPC and Buyer, on the other hand, shall each pay all their respective brokerage fees, commissions and finder's fees, if any, and shall indemnify and hold the other harmless from and against any and all other claims or liabilities for brokerage fees, commissions and finder's fees incurred by reason of any action taken by any such party.

     (b) Certain Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "TRANSACTION COSTS") will be paid by the party incurring such costs and expenses. Without limiting the generality of the foregoing: (i) Pulitzer's Transaction Costs shall be paid by Pulitzer and no costs or expenses properly attributable to Pulitzer shall be charged to the Company or the Business or be assumed by AMPC or the Buyer; (ii) AMPC or Buyer shall pay all costs associated with any title insurance premiums with respect to the title insurance policies obtained by Buyer and surveys in connection with the Real Property; (iii) all costs associated with any realty transfer or other transfer taxes relating to the sale of the Shares as contemplated hereby shall be borne solely by Pulitzer; (iv) the fees, costs and expenses of the Accounting Arbitrator, if any, shall be borne equally by AMPC and Pulitzer; and
(v) the fee associated with the parties' filings under the HSR Act shall be borne by AMPC or Buyer.

     (c) Dollar Amounts. Except as expressly indicated, all dollar amounts in this Agreement are stated in and shall be interpreted to be in United States dollars.

     (d) Further Assurances. From time to time as and when requested by AMPC, Buyer, or their respective successors or assigns, Pulitzer shall execute and deliver such deeds and other instruments of transfer and shall take or cause to be taken such further or other actions as shall be necessary or advisable in order to carry out the purpose and intention of this Agreement or to vest or perfect in the Company, or to confirm of record or otherwise to the Company, title to and possession of all of the property, interests, assets, rights, privileges, franchises, immunities, powers and purposes of the Company. Effective as of Closing, Pulitzer shall be deemed to have assigned to the Company, to the extent permitted by law, any indemnification rights from third parties and/or rights arising from representations and warranties made to Pulitzer by such third parties, to which Pulitzer may be entitled under the terms of any agreement to which Pulitzer is a party and which are related to Pulitzer's purchase of any of the Assets from such third parties; provided, however, that the foregoing shall not be construed to expand Pulitzer's obligations to indemnify AMPC, Buyer and the Company under this Agreement.

     (e) Amendment and Modification. This Agreement may be amended, modified or supplemented at any time after the Closing Date but only by a written agreement that identifies this Agreement and is signed by all the parties hereto.

     (f) Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be made, if given, in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12(f).

     (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, overnight courier, facsimile transmission or telex or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i)  If to Pulitzer:

                       Pulitzer Publishing Company
                       900 North Tucker Boulevard
                       St. Louis, MO  63101

                       Attention:  Mr. Nicholas G. Penniman IV
                                   Senior Vice President -
                                   Newspaper Operations

                 Copies to:

                       Fulbright & Jaworski L.L.P.
                       666 Fifth Avenue
                       New York, NY  10103-3198

                       Attention:  Richard A. Palmer, Esquire

            (ii) If to AMPC or Buyer:

                       American Publishing Company
                       c/o American Publishing
                       Management Services, Inc.
                       107-115 South Emma Street
                       West Frankfort, Illinois  62896

                       Attention:  Mr. Larry J. Perrotto
                                   President and Chief Executive
                                   Officer

                 Copies to:

                       Kirkpatrick & Lockhart
                       1500 Oliver Building
                       Pittsburgh, Pennsylvania  15222

                       Attention:  Jerry H. Owens, Esquire

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party hereto without the prior written consent of the other parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     (i) Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of law rules. The parties hereto agree that any claim or dispute arising under or in connection with this Agreement or the transactions contemplated hereby (except with respect to any final and binding decision by the accounting firm in accordance with Sections 2(d) or 10(g) hereof) shall be submitted for adjudication exclusively in the United States District Court for the Southern District of New York or, if such court, by its rules, will not exercise jurisdiction, the applicable New York state court of original jurisdiction, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. The parties hereto hereby expressly waive any claim such person may now or hereafter have that (A) such court is not a convenient forum for any such adjudication, and (B) the substantive laws of the State of New York or the procedural laws of such court shall not apply to the resolution of any matter in dispute. The parties hereto further agree and consent to the personal jurisdiction of such court with respect to any claim or dispute arising under or in connection with this Agreement or the transactions contemplated hereby and agree that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. AMPC, Buyer and Pulitzer expressly acknowledge that the choice of law, choice of forum and other provisions set forth herein are a result of arms' length negotiations between the parties hereto.

     (j) Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signatures of all parties, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     (k) No Third Party Beneficiaries. No person who is not a party to this Agreement, including without limitation any employee or former employee of the Company or any predecessor owner of the Business or of any of the Assets, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

     (l) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other tribunal to be invalid, void, unenforceable or against its public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (m) Interpretation. The descriptive headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or meaning hereof. The word "Agreement" refers to the body of this Agreement and all Exhibits and Schedules attached hereto or referred to herein. "Herein," "hereof" and the like refer to this Agreement as a whole. As used in this Agreement, the singular shall include the plural, the plural shall include the singular and each gender shall include all genders. For purposes of the Agreement, the phrase, "to the best knowledge of Pulitzer" or variations thereof shall mean to the knowledge, after reasonable inquiry but without consultation with other employees of Pulitzer or the Company who may have had relevant information, prior to Closing of (i) any person who was an officer or director of Pulitzer prior to Closing, (ii) Thomas Jackson, (iii) Gerald Smith, or (iv) George Voleta.

     (n) Prevailing Party. In the event of any litigation or arbitration between AMPC and Buyer (on the one hand) and Pulitzer (on the other hand) arising out of this Agreement or any of the transactions contemplated hereby (other than with respect to the Post-Closing Statement and the allocation of the Purchase Price), the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and expenses from the nonprevailing party.

     (o) Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (and any other instruments executed and delivered at the Closing), embodies the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement or the Exhibits and Schedules attached hereto, including without limitation that certain letter of intent dated as of November 21, 1994, between AMPC and Pulitzer and that certain confidentiality agreement dated as of April 20, 1994, between AMPC and the Company, both of which shall be deemed to terminate as of the Closing Date.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESS:                       PULITZER PUBLISHING COMPANY


/s/ Ronald H. Ridgway          By: /s/ Nicholas G. Penniman
- ---------------------             ------------------------
                               Name:  Nicholas G. Penniman IV
                                      -----------------------
                               Title: Senior Vice President
                                      ---------------------


ATTEST:                        AMERICAN PUBLISHING COMPANY


By: /s/ Joan R. Williams       By: /s/ Larry J. Perrotto
   --------------------           ---------------------
   Joan R. Williams,              Larry J. Perrotto,
   Assistant Secretary            President and Chief
                                   Executive Officer


ATTEST:                        AMERICAN PUBLISHING HOLDINGS
                               INC.


By: /s/ Joan R. Williams       By: /s/ Larry J. Perrotto
   --------------------           ---------------------
     Joan R. Williams,            Larry J. Perrotto,
     Assistant Secretary          President and Chief
                                   Executive Officer